NEWS	Exhibit 99.1

Cathie Koch
Group Vice President, Corporate Affairs
(813) 830-5127

Jim Dinkins Joins Company Board of Directors

TAMPA, Fla. (February 13, 2025) – Bloomin’ Brands, Inc. (NASDAQ: BLMN) today announced that James (Jim) Dinkins joined the company’s Board of Directors effective February 12, 2025. With his appointment, the Board increases its size from ten to 11 members. Dinkins will stand for re-election at the 2025 annual stockholders meeting; he will also serve on the Board’s Audit Committee.

Dinkins currently serves as the Chief Executive Officer of The Honey Baked Ham Company LLC. He also held leadership roles with increasing responsibility at The Coca-Cola Company, including Group President, Coca-Cola North America, and Senior Vice-President of The Coca-Cola Company. He has an extensive general management background, having driven brand strategy, product innovation, and consumer engagement initiatives across multiple beverage categories at The Coca-Cola Company, leveraging digital engagement, brand partnerships, and retail promotions to enhance customer connections. His expertise in guiding strategic marketing initiatives, optimizing brand positioning, and executing large-scale campaigns has contributed to sustained growth and market leadership throughout his career. Dinkins began his distinguished 40-year career at The Procter & Gamble Company.

“Jim’s extensive knowledge of the supply side of the foodservice industry, franchising, and strategic marketing will bring additional insights to the Board’s decision-making,” said Mike Mohan, Chairman of the Board at Bloomin’ Brands. “His strategic, customer-focused mindset will be invaluable as we build our plans for the future.”

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill and Fleming's Prime Steakhouse & Wine Bar. The Company owns, operates and franchises more than 1,450 restaurants throughout 46 states, Guam and 13 countries. For more information, please visit bloominbrands.com.

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